Exhibit 10.34

February 16, 2011

Mr. Scott D. Helmstedter

355 N. Maple Unit 233

Burbank, CA 91505

Dear Scott,

This letter will confirm our offer for the position of Chief Creative Officer for SeaWorld Parks & Entertainment (“SEA”) reporting to the President. Included with this letter is a brief but not necessarily all-inclusive outline of your compensation package. As plan sponsor, SeaWorld reserves the right to amend or terminate any of the benefits outlined below. This document is intended as a summary of benefits and is not intended as a complete reference guide or substitute for official plan documents or summary plan descriptions, which in all cases govern.

Base Compensation

Effective date:	4/1/11

Base annual salary:	$275,000

Monthly salary:	$22,917

Bonus

The SEA bonus plan is formula driven and incorporates key components tied to company performance and park performance. Because the bonus plan is formula driven, there is potential to increase the pool and conversely, if the company does not achieve the budgeted target, your payout potential lessens accordingly.

If SEA achieves the budgeted profit contribution, your bonus pool will be calculated on a pro-rata basis and funded at 75% of your base salary. For the 2011 plan year (January 1 - December 31), the bonus specific plan details regarding targets and formulation calculations will be formally announced in the very near future.

Equity Participation

The details of the SEA Equity plan will be announced shortly. Your equity distribution is 3% of the total pool with an initial estimated dollar value of $2,250,000.

Relocation

SEA offers a comprehensive relocation program for the movement of household goods to your new location in Orlando. The relocation funds include a payback provision of 100% in the first year and 50% in the second year should you resign from SEA employment during this timeframe. A summary of the relocation program is attached (Attachment A). A more comprehensive document will be provided upon acceptance of the offer.

Vacation

The SEA vacation schedule entitles you up to one week (5 days) of vacation upon employment. However, based on previous discussions you will be given two weeks upon your date of hire. Our vacation plan is based upon years of service, as per below:

1 year     = Two weeks

5 years   = Three weeks

10 years = Four weeks

15 years = Five weeks

20 years = Six weeks

401K

SEA offers a 401k plan with a variety of investment options. Currently our match rate is 100% on the first 1% of your salary deferral and 50% on each percent thereafter, up to a total maximum of 6%. You will be eligible for participation in the plan after 30 days of employment. After two years of employment you will be 100% vested in the employer match.

Holidays

The 2011 corporate holiday schedule is listed below.

HOLIDAYS-2011	DAY	DATE
New Year’s Day	Monday	Jan. 3
Memorial Day	Monday	May 30
Independence Day	Monday	July 4
Labor Day	Monday	Sept. 5
Thanksgiving	Thursday	Nov. 24
Day after Thanksgiving	Friday	Nov. 25
Christmas Holidays	Monday	Dec. 26
	Tuesday	Dec. 27
New Year’s Eve	Friday	Dec. 30

4 Floating Days which can be used at the employees’ personal discretion. Floating days must be requested and approved in advance. In total, you will have 13 annual paid holidays.

SEA Employee Complimentary Park Passes

Annually, you will receive 12 complimentary park passes. Each pass is good for a single visit; passes can be used at any of our SEA parks with the exception of Discovery Cove.

In addition, as a corporate employee you will receive a Corporate Executive Card which will allow you and an unlimited number of guests to complimentary enter any of SEA’s parks, excluding Discovery Cove. Please note you must be present and accompany your guests to use this card. You will also receive complimentary parking and a 30% discount on park food and merchandise.

Health Insurance

You and your eligible dependents will be eligible to participate in the company’s Health & Welfare plans effective the first of the month following your date of hire. We offer the choice of two types of medical plans which include an HMO plan and a Preferred Provider Option (PPO) plan, all administered by AETNA. All medical plans include a prescription drug benefit. The HMO and PPO plans require an employee contribution through a payroll deduction. We also offer a Dental plan with options ($1000/$3000 Annual maximum) and a vision plan.

The current (2011) monthly contribution schedule is as follows:

	HMO	PPO	Dental	Vision
Employee	$60	$162	$12	$2.62
Emp + Sp	$125	$340	$25	$5.24
Emp + Child	$110	$292	$22	$5.61
Family	$175	$470	$35	$8.96

Life Insurance

You will receive two times your annual salary in company paid term life insurance as well as $10,000 Company paid life insurance for your spouse and $5,000 for each eligible child, if applicable. Our benefit plan also includes the option to purchase supplemental life insurance for yourself (up to 3x your annual salary) as well as supplemental life insurance for your eligible dependents.

Sick Pay

Upon your first day of employment you will be eligible for sick pay, payable at 100% of your base salary, according to the Company’s sick pay policy.

Disability Benefits

The company provides up to 26 weeks of short term disability (STD) coverage annually, should you become disabled. You will receive 60% of your base pay.

In addition, you may elect to participate in the Long Term Disability (LTD) plan. The plan pays up to 60% of your monthly salary should you become disabled. If you elect to participate, the company will pay 20% of the cost of the premium and you will pay 80% of the cost through a payroll deduction. Premium costs are based your annual salary amount.

In Motion Entertainment Ownership

As discussed, SEA has a policy addressing conflicts of interests. Your ownership/equity interest in In Motion Entertainment (“In Motion”), one of our vendors, raises such a conflict of interest. Your conflict of interest is especially sensitive because you will be in a position to let work to In Motion and will be directly responsible for the employees within SEA who hire In Motion on behalf of SEA. You must act only with the best interest of SEA in mind and without any regard for the interests of In Motion. You will not share confidential or non-public information with In Motion. Failure to act solely in the interest of SEA can result in discipline up to, and including, termination. In that regard, SEA will require the following:

During your employment, neither you nor those reporting through you will be allowed to direct work to In Motion unless such work is competitively bid and reviewed by (Insert Norbert Dean title) and the General Counsel. In addition, such proposed work shall be approved by the Chief Operating Officer for the brand for which the work is being performed. You must also ensure that any discussions about In Motion, between you and those who work through you, are not and cannot be construed as exerting pressure over employees to favor or direct work to In Motion.

Prior to employment you must completely relinquish any control or voting rights (direct or indirect) you have as a result of your ownership interest in In Motion. For purposes hereof, “completely relinquish” shall include, but not be limited to, any of your family members, any other entity over which you have any control and any person or entity over which you have a power of direction. Neither you nor anyone on your behalf should have any direct or indirect ability to affect the operations of In Motion.

You acknowledge that your ownership/equity interest in In Motion may be characterized as an Affiliate Party Transaction or Related Party Transaction and may be subject to periodic diligence or inquiry by our internal and external auditors. In such event, you agree to cooperate with and provide requested documentation to such auditors upon their request and to certify as to the accuracy of any information given to such auditors. Further, you acknowledge that your interest in In Motion may require further disclosure in audits and public filings.

Nothing in this letter shall be construed as a continuing obligation on behalf of SEA to engage In Motion on a going-forward basis.

This offer of employment is contingent upon successfully completing and passing a reference check of your current/last employer and a background check (educational and criminal). You must also successfully pass a drug screen for controlled substances. On average, results for both the drug test screen and background check can take approximately 5-7 business days. Please do not resign from your present employer until we have notified you that the review process has been completed. Once we receive word of satisfactory results, your start date will be determined.

SEA uses a Dispute Resolution Program (“DRP”) for all employment-related disputes, the last step of which is final and binding arbitration. The DRP will be a term and condition of your employment and your exclusive remedy for any employment claims you may have. By accepting employment with SEA you agree to submit all claims to the DRP.

Thank you again for your consideration of employment with SeaWorld Parks & Entertainment. We look forward to having you join our team!

Best Regards,

/s/ David L. Hammer
David L. Hammer
Chief Administrative Officer

Attachment

Accepted:

/s/ Scott D. Helmstedter	1-31-11
Name	Date